Exhibit 10.2

March 15, 2024

Private and Confidential

Jo-Ann Stores, LLC

5555 Darrow Road

Hudson, OH 44236

Attention: Scott Sekella, Chief Financial Officer

$500 million Senior Secured Asset-Based Revolving Facility Commitment Letter

Ladies and Gentlemen:

Jo-Ann Stores, LLC (the “Company” or “you”) has (i) advised the parties listed on the signature pages hereto (each, a “Revolving Credit Lender” and, collectively, the “Revolving Credit Lenders”, “we”, “us” or “our”), that the Company and certain of its subsidiaries and affiliates (collectively with the Company, the “Debtors”) have filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (as amended, the “Bankruptcy Code”), and (ii) in connection with the foregoing, requested that the Revolving Credit Lenders agree (x) to the consensual use by the Debtors of Cash Collateral (as such term is defined in, and subject to the terms and conditions of, that certain Interim Order Under Bankruptcy Code Sections 105, 361, 362, 363, 364, 503, 506, 507, and 552, and Bankruptcy Rules 2002, 4001, 6003, 6004, and 9014 (I) Authorizing Debtors to (A) Obtain Postpetition Financing and (B) use Cash Collateral, (II) Granting (A) Liens and Providing Superpriority Administrative Expense Status and (B) Adequate Protection of Prepetition Secured Creditors, (III) Modifying Automatic Stay, (IV) Scheduling a Final Hearing, and (V) Granting Related Relief (the “DIP Order”)) and (y) to commit to convert the Revolving Credit Commitments under the Debtors’ Pre-Petition ABL Credit Agreement, subject only to the satisfaction (or waiver) of the conditions precedent set forth under the caption “Conditions Precedent to the Effective Date” and, to the extent that any borrowing of Exit Revolving Loans or Swing Line Loans, or the issuance of any Letter of Credit, occurs on the Effective Date, the caption “Conditions to all Borrowings” (collectively, the “Specified Conditions”) in the term sheet attached hereto as Exhibit A (the “Exit Facility Term Sheet”) to a senior secured, asset-based revolving credit facility (the “Exit Revolving Facility”), which terms and conditions will be memorialized in a credit agreement, or in an amendment to the Pre-Petition ABL Credit Agreement, that will govern the Exit Revolving Facility on the terms set forth in the Exit Facility Term Sheet. Capitalized terms used herein without definition shall have the meaning assigned thereto in the Exit Facility Term Sheet or the Pre-Petition ABL Credit Agreement, as applicable.

To provide assurance that the Exit Revolving Facility shall be available on the terms and conditions set forth herein and in the Exit Facility Term Sheet, each Revolving Credit Lender is pleased to advise the Company of its commitment to convert the amount of its Revolving Credit Commitment and its portion of the outstanding Revolving Obligations under the Pre-Petition ABL Credit Agreement into a Revolving Credit Commitment and Revolving Obligations under the Exit Revolving Facility, in each case in the amounts set forth on Schedule 1 hereto, on the terms and subject only to the satisfaction (or waiver by all of the Revolving Credit Lenders) of the Specified Conditions set forth in the Exit Facility Term Sheet. It is understood and agreed that the commitments of the Revolving Credit Lenders under this Commitment Letter shall be several and not joint.

We hereby agree that there are no conditions (implied or otherwise) to our commitments in respect of the closing of the Exit Revolving Facility on the Effective Date other than the Specified Conditions. Upon satisfaction (or waiver by all of the Revolving Credit Lenders) of the Specified Conditions, each party hereto will execute and deliver the definitive documentation for the Exit Revolving Facility to which it is a party, and the closing of the Exit Revolving Facility on the Effective Date shall occur.

You hereby engage Bank of America, N.A. to act as the administrative agent in respect of the Exit Revolving Facility (in such capacity, the “Administrative Agent”).

You hereby represent that (a) all written information (other than projections, financial estimates, forecasts and other forward-looking information (collectively, the “Projections”) or information of a general economic or industry nature) (the “Information”) that has been or will be made available to the Revolving Credit Lenders in connection with the Exit Revolving Facility and the transactions contemplated hereby, by or on behalf of you, or any of your representatives, is or will be, when furnished and taken as a whole (and as the same may be supplemented from time to time), complete and correct in all material respects and does not or will not, when furnished and taken as a whole (and as the same may be supplemented from time to time), contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements are made and (b) the Projections, if any, that have been or will be made available to the Revolving Credit Lenders by or on behalf of you or any of your representatives have been or will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time made and at the time the related Projections are made available to the Revolving Credit Lenders (it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to uncertainties and contingencies, many of which are beyond your control, no assurance can be given that any particular Projections will be realized and actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material). You agree that if at any time prior to the closing of the Exit Revolving Facility you become aware that any of the representations in the preceding sentence would be incorrect or incomplete in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information and the Projections so that such representations will be correct and complete in all material respects under those circumstances. In providing commitments for the Exit Revolving Facility, each Revolving Credit Lender will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.

In addition, you agree, whether or not the Effective Date occurs, to reimburse the Administrative Agent for all reasonable and documented out-of-pocket expenses (in the case of legal fees and expenses, limited to the reasonable and documented fees and disbursements of Morgan, Lewis & Bockius LLP, and of one local bankruptcy or other counsel in each relevant jurisdiction to the Revolving Credit Lenders) incurred in connection with the Exit Revolving Facility, the preparation of this Commitment Letter and the definitive documentation for the Exit

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Revolving Facility in connection therewith. You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us, including, without limitation, fees paid pursuant hereto.

You agree that, once paid, the fees and expense reimbursement or any part thereof payable hereunder will not be refundable under any circumstances. All fees payable hereunder will be paid in immediately available funds and shall not be subject to reduction by way of setoff or counterclaim (and will be made with appropriate gross-up for withholding taxes to the extent that the applicable recipient has provided a properly completed and duly executed IRS Form W-9 or other certification establishing complete exemption from U.S. federal backup withholding). The foregoing provisions with respect to expense reimbursements in this paragraph shall be superseded by the applicable provisions contained in the definitive documentation for the Exit Revolving Facility upon execution thereof and thereafter shall have no further force and effect.

You agree to indemnify and hold harmless the Revolving Credit Lenders, the Administrative Agent, their respective affiliates and the respective officers, directors, employees, agents, advisors, and successors and permitted assigns of each of the foregoing (each, an “Indemnified Person”) from and against any and all losses (other than lost profits of such Indemnified Persons), claims, damages, liabilities and reasonable and documented expenses, joint or several, to which any such Indemnified Person may become subject arising out of or relating to any claim, litigation, investigation or proceeding (each, a “Proceeding”) relating to this Commitment Letter, the Exit Revolving Facility (including the use of proceeds therefrom) or the other transactions contemplated hereby, regardless of whether any such Indemnified Person is a party thereto (and regardless of whether such matter is initiated by a third party or by you or any of your affiliates), and to reimburse each such Indemnified Person within ten business days after presentation of a summary statement for any reasonable and documented out-of-pocket legal or other expenses incurred in connection with investigating or defending any of the foregoing (but limited in the case of legal fees and expenses to a single counsel and of one local counsel in each relevant jurisdiction, in each case for all Indemnified Persons (provided that, in the event of an actual or perceived conflict of interest, the Company will be required to pay for one additional counsel for each similarly affected group of Indemnified Persons taken as a whole and of one local counsel in each relevant jurisdiction, for each similarly affected group of Indemnified Persons taken as a whole); provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent (a) they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or a material breach of the obligations of such Indemnified Person or (b) arising from disputes solely between and among Indemnified Persons to the extent such disputes do not arise from any act or omission of the Company or any of its controlled affiliates (other than claims against an Indemnified Person acting in its capacity as an agent or arranger or similar role under the Exit Revolving Facility). Notwithstanding any other provision of this Commitment Letter, no Indemnified Person shall be liable for any damages arising from the unauthorized use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct or gross negligence of such Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable decision). No party hereto (including each party’s subsidiaries or affiliates) shall be liable for any indirect, special, punitive or consequential damages in connection with its activities related to the Exit Revolving Facility; provided that this sentence shall not limit your indemnification obligations to the extent such indirect, special, punitive or consequential damages are included in any claim by a third party with respect to which the applicable Indemnified Person is otherwise entitled to indemnification under this paragraph.

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You shall not be liable for any settlement of any Proceedings if the amount of such settlement was effected without your consent (which consent shall not be unreasonably withheld or delayed), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction for the plaintiff against any Indemnified Person in any such Proceedings, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the preceding paragraph. You shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless (a) such settlement includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability on claims that are the subject matter of such Proceedings and (b) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person or any injunctive relief or other non-monetary remedy.

In connection with this Commitment Letter and subject to the conditions precedent set forth in the Exit Facility Term Sheet, each Revolving Credit Lender agrees to the proposed treatment of ABL Claims under the ABL Acceptable Plan and that it will vote to accept the ABL Acceptable Plan in accordance with the terms thereof. Each Revolving Credit Lender agrees that it will not file any motion, pleading, or other document with any court (including any modifications or amendments to any motion, pleadings, or other documents with any court) that, in whole or in part, is inconsistent with the Transactions contemplated in the ABL Acceptable Plan and this Commitment Letter.

This Commitment Letter contains the entire agreement between the parties relating to the subject matter hereof and supersedes all oral statements and prior writings with respect thereto. This Commitment Letter may not be amended or modified except by a writing executed by each of the parties hereto. This Commitment Letter is solely for the benefit of the Debtors and the Revolving Credit Lenders, and no other person (except for affiliates and Indemnified Persons to the extent set forth above) shall acquire or have any rights under or by virtue of this Commitment Letter. This Commitment Letter may not be assigned by the Company without the prior written consent of each Revolving Credit Lender or by any Revolving Credit Lender without the Company’s prior written consent.

This Commitment Letter (including the Exit Facility Term Sheet) and any claim, controversy or dispute arising under or related to this Commitment Letter and the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflict of laws principles thereof, and the Bankruptcy Code. EACH OF THE PARTIES HERETO IRREVOCABLY AGREES TO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER

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(INCLUDING THE SUMMARY OF TERMS), THE PERFORMANCE OF SERVICES HEREUNDER AND THE TRANSACTIONS CONTEMPLATED HEREBY. Each of the parties hereto irrevocably agrees that, except as otherwise set forth in this paragraph, any state or federal court sitting in the City of New York, Borough of Manhattan and any appellate court from any thereof, and the Court shall have exclusive jurisdiction to hear and determine any suit, action or proceeding and to settle any dispute arising out of or relating to this Commitment Letter (including the Exit Facility Term Sheet) and the transactions contemplated hereby and, for such purposes, irrevocably submits to the jurisdiction of such courts. Each of you and each Revolving Credit Lender waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

This Commitment Letter (including the Exit Facility Term Sheet) is delivered to you on the understanding that, and you agree that, neither this Commitment Letter (including the Exit Facility Term Sheet) nor any of its terms or substance nor the activities of the Revolving Credit Lenders in connection therewith shall be disclosed, directly or indirectly, by you to any other person (including, without limitation, other potential providers or arrangers of financing) except (a) as required by applicable law, regulation or legal process or in any legal, judicial or administrative proceeding, (b) on a confidential basis to your affiliates, subsidiaries, and your and their directors, officers, employees, agents, attorneys, accountants, advisors and controlling persons who have a need to know such information in connection with any of the transactions contemplated hereby, (c) to the office of the U.S. Trustee, the Term Facility Lenders, the lenders in respect of the Exit FILO Facility any ad-hoc or statutorily appointed committee of unsecured creditors, and their respective representatives and professional advisors on a confidential and “need to know” basis, (d) to the Court to the extent required to obtain Court approval in connection with any acts or obligations to be taken pursuant to this Commitment Letter or the transactions contemplated hereby, (e) to any rating agency in connection with any refinancing of term loan facilities or similar transaction, (f) in connection with the enforcement of your rights or remedies hereunder or (g) with our prior written consent; provided that you may disclose the aggregate fee amount contained in this Commitment Letter (and any fee letter agreement executed in connection herewith) as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Exit Revolving Facility to the extent customary or required in offering and marketing materials for the Exit Revolving Facility, in any public or regulatory filing requirement or to your and the Company’s auditors and accounting and tax advisers for customary accounting and tax purposes, including accounting for deferred financing costs.

Each Revolving Credit Lender and its affiliates shall use all confidential information provided to it by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter (including the Exit Facility Term Sheet) and otherwise in connection with the Exit Revolving Facility and the transactions contemplated hereby and thereby and shall treat confidentially all such information; provided, however, that nothing herein shall prevent any Revolving Credit Lender or its affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or otherwise as required by applicable law or compulsory legal process (in which case such Revolving Credit Lender agrees to inform you promptly thereof prior to such disclosure to the extent practicable and not prohibited

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by law, rule or regulation and to only disclose that information necessary to fulfill such legal requirement), (b) upon the request or demand of any regulatory authority having jurisdiction over such Revolving Credit Lender or any of its affiliates, (c) to the extent that such information becomes publicly available other than by reason of disclosure in violation of this Commitment Letter by any Revolving Credit Lender, any of its affiliates, or its or such affiliates’ respective directors, employees, legal counsel, independent auditors and other experts or agents, (d) to the affiliates of each Revolving Credit Lender and its and such affiliates’ respective directors, employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Exit Revolving Facility and are informed of the confidential nature of such information and have agreed to receive such information subject to the terms of this paragraph or are otherwise bound by similar confidentiality obligations, (e) for purposes of establishing a “due diligence” or similar defense, (f) to rating agencies, in connection with obtaining ratings for any term loan facility, (g) to the extent that such information is or was received by any Revolving Credit Lender from a third party that is not to the knowledge of the such Revolving Credit Lender subject to confidentiality obligations to you, (h) to the extent that such information is independently developed by any Revolving Credit Lender or any of its affiliates without the use of any information that is required to be kept confidential in accordance with the terms hereof or (i) to potential participants or permitted assignees, in each case, who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph or as otherwise reasonably acceptable to you and the Administrative Agent). This paragraph shall terminate on the earlier of (a) the first anniversary of the date hereof and (b) the Effective Date (it being understood that in the case of this clause (b) the confidentiality provisions of this paragraph shall be superseded in their entirety by the applicable provisions contained in the definitive documentation for the Exit Revolving Facility).

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), we are and each Revolving Credit Lender is required to obtain, verify and record information that identifies the Company and the Debtors party to the Exit Revolving Facility, which information includes the name, address, tax identification number and other information regarding the Company and such Debtors that will allow us to identify the Company and such Debtors in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to each Revolving Credit Lender.

This Commitment Letter may be executed in counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument. Such counterparts may be delivered by facsimile, “.tif” file or “.pdf” file and shall have the same effect as the original.

If the foregoing correctly sets forth our agreement, please indicate the Company’s acceptance of the terms of this Commitment Letter by returning to the Administrative Agent executed counterparts of this Commitment Letter not later than 11:59 p.m., New York City time, on March 15, 2024. This offer will automatically expire at such time if the Administrative Agent has not received such executed counterparts in accordance with the preceding sentence. This Commitment Letter and the commitments and agreements hereunder shall automatically terminate on the earliest of (a) the Effective Date, (b) unless the Revolving Credit Lenders shall, in their sole discretion, agree in writing to an extension (which agreement may be evidenced by

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email of counsel), May 20, 2024, and (c) the date, if any, upon which the Administrative Agent delivers an ABL Termination Declaration under the DIP Order. The provisions of this Commitment Letter relating to the payment and/or reimbursement of expenses, non-refundability and payment of fees, indemnification, governing law and submission to jurisdiction (in each case, except as expressly contemplated in such provisions) will survive any termination or expiration of this Commitment Letter; provided that your obligations under this Commitment Letter relating to the payment and/or reimbursement of expenses, non-refundability and payment of fees not then due and payable, and indemnification shall automatically terminate and be superseded by the provisions of the definitive documentation in respect of the Exit Revolving Facility, and you shall automatically be released from all liability in connection therewith at such time.

[Remainder of Page Intentionally Left Blank]

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Accepted and agreed to as of the date first above written:

JO-ANN STORES, LLC

By:	/s/ Scott Sekella
Name: Scott Sekella
Title: Treasurer

[Signature Page to Exit Revolving Facility Commitment Letter]

Schedule 1

EXIT REVOLVING FACILITY COMMITMENTS

Exhibit A

Exit Facility Term Sheet

[see attached]

Exhibit A

Exit Facility Term Sheet

Capitalized terms used but not defined in this Exhibit A (the “Exit Facility Term Sheet”) shall have the meanings set forth in the DIP Order. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

Borrower:	Reorganized Jo-Ann Stores, LLC (the “Borrower”).

Administrative Agent:	Bank of America, N.A. (“Administrative Agent”).

Revolving Credit Lenders:	Bank of America, N.A., Wells Fargo Bank, National Association, BMO Harris Bank, N.A., U.S. Bank National Association, PNC Bank, National Association, TD Bank, N.A. and Huntington National Bank (collectively, the “Revolving Credit Lenders”).

Swingline Lender:	Bank of America, N.A., as the swing line lender (in such capacity, the “Swing Line Lender”).

Exit Revolving Facility:	A $500,000,000 senior secured revolving credit facility available from time to time from the Effective Date (as defined below) until the Maturity Date (as defined below) (as the same may be increased or decreased in accordance with the terms therein, the “Exit Revolving Facility”, the commitments thereunder, the “Exit Revolving Commitments” and the loans thereunder, the “Exit Revolving Loans”), which shall include a $125,000,000 sublimit for the issuance of standby and documentary letters of credit (each, a “Letter of Credit”) and a $30,000,000 sublimit for swing line loans (each, a “Swing Line Loan”). Letters of Credit will be issued by Bank of America, N.A. and Swing Line Loans will be made available by the Swing Line Lender, and each of the Revolving Credit Lenders under the Exit Revolving Facility will purchase an irrevocable and unconditional participation in each Letter of Credit and each Swing Line Loan.

Definitive Documentation:	The definitive documentation for the Exit Revolving Facility (the “Definitive Documentation”) shall, except as otherwise set forth herein, be the same as the Amended and Restated Credit Agreement, dated as of October 21, 2016 (as amended on November 25, 2020, December 22, 2021, and March 10, 2023, and as otherwise modified prior to the Effective Date), by and among Jo-Ann Stores, LLC (the “Company”), Needle Holdings, LLC (“Holdings”), Bank of America, N.A., as the administrative agent and the collateral agent, and certain lenders party thereto from time to time (the “Pre-Petition ABL Credit Agreement”) but with changes and modifications as set forth in this term sheet (but in no event more favorable to the Loan Parties in any material respect unless set forth in this term sheet or otherwise agreed by all of the Revolving Credit Lenders) and otherwise that (i) give due regard to the Borrower’s updated business plan, (ii) give due regard to the Borrower’s change in ownership structure and status as a private company as of the Effective Date, (iii) conform where customary and appropriate for transactions of this type to corresponding baskets and thresholds in the Exit Term Loan Facility, and (iv) give due regard to the inclusion of the Exit FILO Facility (as defined in the commitment letter dated as of the date hereof and made between the Borrower, 1903P Loan Agent, LLC, 1903 Loan Partners, LLC and Centerbridge Credit CS, L.P.) within the Exit Credit Agreement. The Definitive Documentation shall be negotiated in good faith within a reasonable time period to be determined based on the expected date of the Court’s entry into an order (the “Confirmation Order”) confirming a plan of reorganization substantially in the form attached to the Commitment Letter as Exhibit B, without any adverse modification as to the treatment of the ABL Claims and without any other material modification except as approved in writing by all of the Revolving Credit Lenders (the “ABL/FILO Acceptable Plan”). This paragraph, collectively, is referred to herein as the “Documentation Principles”.

Purpose:	The proceeds of the Exit Revolving Facility will be used by the Borrower (a) on the Effective Date, together with the proceeds of borrowings under the Exit Term Loan Facility in connection with the ABL/FILO Acceptable Plan, (i) to pay the consideration for the reorganization that is consummated in accordance with the ABL/FILO Acceptable Plan (the “Reorganization”), (ii) for the refinancing of the Prepetition Loan Facilities and the indebtedness under the DIP Credit Agreement, (iii) for the payment of any accrued and unpaid interest, to consummate the Reorganization and other transactions contemplated by the ABL/FILO Acceptable Plan (collectively, the “Transactions”) and (iv) to pay fees, costs and expenses related to the Transactions and for other general corporate purposes and (b) on and after the Effective Date, to finance the working capital needs and other general corporate purposes of Holdings and its subsidiaries as permitted in the Definitive Documentation.

Incremental Facility:	Same as under the Pre-Petition ABL Credit Agreement.

Maturity Date:	June 22, 2027.

Availability:

Exit Revolving Loans and Letters of Credit (subject to the Letter of Credit sublimit set forth above) under the Exit Revolving Facility may be made to the Borrower on a revolving basis up to the lesser of (i) Exit Revolving Commitments and (ii) the Borrowing Base then in effect (the lesser of (i) and (ii) being hereinafter referred to as the “Maximum Credit”).

The “Borrowing Base” shall be the same as under the Pre-Petition ABL Credit Agreement; provided that the definitions of “In-Transit Advance Rate” and “Inventory Advance Rate” will be restated in their entirety as follows:

“In-Transit Advance Rate” means (a) during the period from September 1, 2024 through and including November 30, 2024, 92.5%, and (b) at all other times, 90%.

“Inventory Advance Rate” means (a) during the period from September 1, 2024 through and including November 30, 2024, 92.5%, and (b) at all other times, 90%.

Voluntary Prepayments and Commitment Reductions:	Same as under the Pre-Petition ABL Credit Agreement; provided that no voluntary prepayments of the FILO Loans shall be permitted during the term of the Exit Revolving Facility unless consented to by all, but not less than all, of the Revolving Credit Lenders.

Mandatory Prepayments:	Same as under the Pre-Petition ABL Credit Agreement.

Interest Rates and Fees:	The Exit Revolving Facility shall bear interest and accrue fees at the rates set forth on Annex I hereto.

Guarantees:	All obligations of the Borrower under the definitive credit agreement for the Exit Revolving Facility (the “Exit Credit Agreement”) and the related collateral documents (together with the Exit Credit Agreement, the “Loan Documents”) (collectively, the “Borrower Obligations”) will be unconditionally guaranteed jointly and severally on a senior basis (the “Guarantees”) by Holdings, any other holding company guarantor that guarantees the Exit Term Loan Facility, and each existing and subsequently acquired or organized direct or indirect domestic wholly-owned subsidiary of the Borrower (other than customary excluded subsidiaries as set forth in the Pre-Petition ABL Credit Agreement) (the “Guarantors”, together with the Borrower, the “Loan Parties”).

Security:

Subject to the intercreditor agreement described below under “Intercreditor Agreement” and consistent with the limitations and exclusions set forth in the Pre-Petition ABL Credit Agreement and the security agreement referenced therein, the Borrower Obligations and the Guarantees (collectively the “Secured Obligations”) will be secured on a first priority basis by substantially all assets of the Loan Parties (collectively, the “Collateral”).

All of the foregoing described in this section and the “Guarantees” section above, the “Collateral and Guarantee Requirement”.

Conditions Precedent to the Effective Date:

The availability of the Exit Revolving Facility and any extension of credit thereunder on the closing date thereof (the “Effective Date”) will be subject to satisfaction (or waiver by all, but not less than all, of the Revolving Credit Lenders) of the following conditions:

•  execution and delivery by the Borrower and Holdings of the Exit Credit Agreement;

•  delivery of promissory notes to the Revolving Credit Lenders, if requested at least one (1) Business Day before the Effective Date;

•  delivery of board resolutions and organizational documents of the Loan Parties;

•  delivery of incumbency/specimen signature certificate of the Loan Parties;

•  delivery of customary legal opinions by counsel to the Loan Parties;

•  there shall not have occurred since the Petition Date any event or condition that has had or would be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect (for purposes of this condition, defined in a manner consistent with the Pre-Petition ABL Credit Agreement, subject to a carveout with respect to the filing of the Chapter 11 Cases and customary events or circumstances which resulted from the commencement of the Chapter 11 Cases);

•  the DIP Order shall have been approved by the Court substantially in the form attached to the Commitment Letter as Exhibit C (without any adverse modification as to the treatment of the obligations and liens under the Pre-Petition ABL Credit Agreement or any material adverse change to the DIP Budget referred to therein, and otherwise without material modification adverse to the Revolving Credit Lenders except as approved in writing by all of the Revolving Credit Lenders) and shall be in full force and effect, and no Cash Collateral Termination Event shall have occurred thereunder;

•  the Administrative Agent shall have received a certificate (in substantially the same form as the corresponding certificate delivered in connection with the Pre-Petition ABL Credit Agreement) of the chief financial officer (or financial officer in a similar role) of Holdings or the Borrower, stating that it and its subsidiaries, taken as a whole, as of the Effective Date, are solvent, in each case, after giving effect to the consummation of the ABL/FILO Acceptable Plan;

•  all fees due to the Administrative Agent and the Revolving Credit Lenders shall have been paid (or shall have been caused to be paid), and all expenses to be paid or reimbursed to the Administrative Agent and the Revolving Credit Lenders that have been invoiced at least three (3) Business Days prior to the Effective Date shall have been paid (or shall have been caused to be paid);

•  the Loan Parties shall have provided the documentation and other information to the Revolving Credit Lenders that are required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the Patriot Act, at least three (3) Business Days prior to the Effective Date (or such later date agreed to by the Administrative Agent) to the extent requested ten (10) days prior to the Effective Date;

•  on or before the date that is fifty (50) days following the Petition Date, the Court shall have entered (A) the Confirmation Order and (B) one or more orders, which may be the Confirmation Order, authorizing and approving the extensions of credit in respect of the Exit Credit Agreement, each in the amounts and on the terms set forth herein, and all transactions contemplated by the Exit Credit Agreement, and, in each case, such orders shall be in full force and effect and shall not have been stayed, reversed, vacated or otherwise modified;

•  the Loan Parties shall have delivered a security agreement and guarantee agreement consistent with those delivered for the Pre-Petition ABL Credit Agreement, subject to the Documentation Principles;

•  the Intercreditor Agreement shall have been executed and delivered and be in full force and effect;

•  the effective date under the ABL/FILO Acceptable Plan shall have occurred, or shall occur contemporaneously with the effectiveness of the Exit Revolving Facility and all conditions precedent thereto as set forth therein shall have been satisfied or waived, including, without limitation, the satisfaction in full of the indebtedness under the Pre-Petition ABL Credit Agreement;

•  the FILO Obligations under the Pre-Petition ABL Credit Agreement shall have been refinanced in accordance with the requirements of the ABL/FILO Acceptable Plan and shall be Obligations under the Exit Credit Agreement to the same extent as set forth in the Pre-Petition ABL Credit Agreement, subject to the Documentation Principles;

•  the Prepetition Term Loan Credit Agreement and the DIP Credit Agreement shall have been replaced with a new credit agreement providing a term credit facility on terms and conditions reasonably acceptable to the Administrative Agent and the Revolving Credit Lenders (it being agreed that the terms and conditions set forth in the Transaction Support Agreement dated on or about the date hereof are acceptable to the Administrative Agent and the Revolving Credit Lenders) (the term loan facility in place as of the Effective Date, the “Exit Term Loan Facility”), and the Administrative Agent and the agent under the Exit Term Loan Facility shall have entered into the Intercreditor Agreement (as defined below);

•  the accuracy of representations and warranties in all material respects (without duplication of any materiality qualifier) on the Effective Date (except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct in all material respects (without duplication of any materiality qualifier) as of such earlier date); provided, the definition of Material Adverse Effect shall be defined in a manner consistent with the Pre-Petition ABL Credit Agreement, subject to a carve-out with respect to the filing of the Chapter 11 Cases and customary events or circumstances which resulted from the commencement of the Chapter 11 Cases;

•  the absence of the existence of any default or event of default under the Loan Documents;

•  the receipt by the Administrative Agent and the Revolving Credit Lenders of an updated business plan in form reasonably consistent with the business plan received prior to the filing of the Chapter 11 Cases; and

•  Liquidity as of the Effective Date shall be no less than $65,000,000, after giving effect to all amounts advanced under the Exit Revolving Facility on the Effective Date and all payments authorized to be made pursuant to the ABL Approved Plan on or about the Effective Date. For purposes hereof, “Liquidity” shall mean, at any time of calculation, the amount of Excess Availability plus unrestricted cash of the Loan Parties; provided that Excess Availability (together with cash held in the Segregated Cash Collateral Account (as such term is defined in the DIP Order) shall comprise not less than $40,000,000 of such calculation; and provided further that the amount of any cash held in the Segregated Cash Collateral Account (as such term is defined in the DIP Order) shall not be duplicative of unrestricted cash used in such calculation.

Conditions to All Borrowings:	Same as under the Pre-Petition ABL Credit Agreement.

Representations and Warranties:	Consistent with the Pre-Petition ABL Credit Agreement, subject to the Documentation Principles.

Affirmative Covenants:

Consistent with the Pre-Petition ABL Credit Agreement, subject to the Documentation Principles; provided that the following modifications will be made:

1. The definition of “Cash Dominion Period” shall be amended and restated in its entirety as follows:

“Cash Dominion Period” means (a) each period beginning on the date that Excess Availability shall have been less than the greater of (x) 10% of the Modified Maximum Credit and (y) (i) from the Effective Date through September 30, 2024, $35,000,000, and (ii) thereafter, $45,000,000, and ending on the date Excess Availability shall have been equal to or greater than the greater of (x) 10% of the Modified Maximum Credit and (y) (i) from the Effective Date through September 30, 2024, $35,000,000, and (ii) thereafter, $45,000,000, in each case, for twenty (20) consecutive calendar days or (b) upon the occurrence of a Specified Event of Default, the period that such Specified Event of Default shall be continuing; provided that a Cash Dominion Period shall be deemed continuing (even if Excess Availability exceeds the required amounts for twenty (20) consecutive calendar day) if a Cash Dominion Period has occurred and been discontinued on five (5) occasions in any twelve month period. The termination of a Cash Dominion Period as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Cash Dominion Period in the event that the conditions set forth in this definition again arise.

2. The definition of “Weekly Monitoring Event” shall be amended and restated in its entirety as follows:

“Weekly Monitoring Event” means (a) a Specified Event of Default has occurred and is continuing or (b) the Borrower fails to maintain Excess Availability equal the greater of (i) $45,000,000 and (ii) 12.5% of the Modified Maximum Credit; provided that a Weekly Monitoring Event shall be deemed continuing until the date on which, as applicable, in the case of the foregoing clause (a), such Specified Event of Default is waived in accordance with Section 12.1, or, in the case of the foregoing clause (b), Excess Availability has been greater than or equal to the greater of (i) $45,000,000 and (ii) 12.5% of the Modified Maximum Credit, in each case under clauses (i) and (ii), for at least twenty (20) consecutive calendar days.

3. Section 7.4 of the Pre-Petition ABL Credit Agreement shall be modified (x) to reflect that a Weekly Monitoring Event shall be deemed to exist at all times from the Effective Date through September 30, 2024 and (y) to require weekly delivery of an updated cash flow forecast on a rolling 13-week basis, together with a variance report, in form satisfactory to the Administrative Agent, showing comparisons for receipts and disbursements on a line items basis for the immediately preceding week to projected receipts and disbursements for such week, in each case through September 30, 2024.

4. Section 7.4(c) of the Pre-Petition ABL Credit Agreement shall be modified to require that the Administrative Agent may conduct two (2) inventory appraisals each year at the Company’s expense, regardless of the amount of Excess Availability.

5. The delivery of financial statements shall accommodate “fresh start” accounting, including reasonable (i) additional time and/or (ii) changes to the financial statements delivered during the fiscal month, fiscal quarter, and fiscal year in which such accounting changes are made, in each case as the Borrower and the Administrative Agent may agree.

Negative Covenants:

Same as the Pre-Petition ABL Credit Agreement, subject to the Documentation Principles.

In addition, the following modifications will be made:

1. No Restricted Payments consisting of cash dividends or distributions to shareholders (other than Restricted Payments of the type permitted pursuant to clauses (e), (g), (h), (j), (m) and (n) of the Pre-petition ABL Credit Agreement) shall be permitted during the term of the Exit Revolving Facility without the consent of all, but not less than all, of the Revolving Credit Lenders.

2. No repayments or prepayments of the Term Facility (other than amortization payments set forth in the Transaction Support Agreement as in effect on the date hereof) and mandatory prepayments made from the proceeds of Term Loan Priority Collateral (as defined in the Intercreditor Agreement) shall be permitted during the term of the Exit Revolving Facility without the consent of all, but not less than all, of the Revolving Credit Lenders.

3. The definition of “Payment Conditions” shall be amended and restated in its entirety as follows:

“Payment Conditions” means, at any time of determination, (a) with respect to any Permitted Acquisition or Specified Payment under clause (i) of the definition thereof, that (x) no Event of Default exists or would arise as a result of the making of the subject Specified Payment or Permitted Acquisition, as the case may be, and (y) after giving Pro Forma Effect to such Specified Payment or Permitted Acquisition, as the case may be, and for the six-month period immediately preceding such Specified Payment or Permitted Acquisition, as the case may be and on a projected basis for the six-month period immediately following such Specified Payment or Permitted Acquisition, as the case may be, Excess Availability shall be greater than the greater of (A) 15% of the Modified Maximum Credit and (B) $75,000,000 and (b) with respect to any Specified Payment under clause (ii) of the definition thereof, that (x) no Event of Default exists or would arise as a result of the making of the subject Specified Payment and (y) after giving Pro Forma Effect to such Specified Payment, and for the six-month period immediately preceding such Specified Payment and on a projected basis for the six-month period immediately following such Specified Payment, Excess Availability shall be greater than the greater of (A) 25% of the Modified Maximum Credit and (B) $112,000,000. In each case with respect to the above conditions, the Borrower shall have delivered in accordance with Section 7.2(f) hereof, to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent that the conditions in the foregoing clauses (a) and (b), as applicable, have been satisfied.

4. The definition of “Specified Payment” shall be amended and restated in its entirety as follows:

“Specified Payment” means (i) any Investment, incurrence of Indebtedness, incurrence of Liens, or Disposition, or (ii) any Restricted Payment or payments made pursuant to Sections 2.8 or 9.11 that, in each case, is subject to the satisfaction of the Payment Conditions.

Financial Covenant:

1. From the Effective Date until the date immediately following the completion of four full fiscal quarters of the Company after the Effective Date, the Loan Parties will not permit Excess Availability at any time to be less than (x) from the Effective Date through September 30, 2024, $25,000,000, and (y) from October 1, 2024 through the date immediately following the completion of four full fiscal quarters of the Company after the Effective Date, $45,000,000.

2. From and after the last day of the fourth full fiscal quarter after the Effective Date, the financial covenant shall revert to the requirements set forth in Section 6.1 of the Pre-Petition ABL Credit Agreement; provided that (a) the dollar floor set forth in the definition of “Covenant Trigger Event” shall be changed to $45,000,000, (b) the definition of “Consolidated Fixed Charge Coverage Ratio” and component definitions thereof will be modified in a manner to be agreed between the Borrower and the Administrative Agent (but in any event in a manner that is not adverse to the Revolving Credit Lenders), and (c) the equity cure provisions shall be deleted in their entirety.

Events of Default:

Same as under the Pre-Petition ABL Credit Agreement, subject to the Documentation Principles.

The definition of “Change of Control” will be modified to reflect the ownership structure of the Company as contemplated under the ABL Approved Plan.

Voting:	Usual and customary for transactions of this type, subject to the Documentation Principles.

Required Lenders:	Consistent with the Pre-Petition ABL Credit Agreement, subject to the Documentation Principles.

Required Revolving Credit Lenders:	Same as under the Pre-Petition ABL Credit Agreement.

Intercreditor Agreement:	Substantially consistent with the Intercreditor Agreement (as such term is defined in the Pre-Petition ABL Credit Agreement).

Cost and Yield Protection:	Consistent with the Pre-Petition ABL Credit Agreement, subject to the Documentation Principles.

Defaulting Lenders:	Consistent with the Pre-Petition ABL Credit Agreement, subject to the Documentation Principles.

Assignments and Participations:	Same as the Pre-Petition ABL Credit Agreement, subject to the Documentation Principles.

Expenses and Indemnification:	Consistent with the Pre-Petition ABL Credit Agreement, subject to the Documentation Principles (including the reasonable fees and expenses of no more than one primary counsel to the Lenders and the Administrative Agent, which counsel shall be Morgan Lewis & Bockius LLP, and local bankruptcy counsel).

Governing Law and Forum:	New York.

ANNEX I to

EXHIBIT A

Interest Rates:	Same as under the Pre-Petition ABL Credit Agreement.

Applicable Margin:	From and after the Effective Date, each level of the pricing grid set forth in the definition of “Applicable Margin” applicable to Exit Revolving Loans and Letter of Credit Fees will be increased by 1.00%, respectively.

Applicable Unused Commitment Fee Rate:

The definition of “Applicable Unused Commitment Fee Rate” shall be amended and restated in its entirety as follows:

“Applicable Unused Commitment Fee Rate” means, for any day, a percentage per annum equal to 0.25% per annum.

Exhibit B

ABL Acceptable Plan

[see attached]

Exhibit C

DIP Order

[see attached]